STATEMENT REGARDING COMPUTATION OF RATIOS

EXHIBIT 12

Ratio of Earnings to Fixed Charges

The following table sets forth our consolidated ratios of earnings to fixed charges for the periods indicated:

	09/25/06	09/25/05	09/25/04		09/25/03		09/25/02
Earnings
Income (loss) before income taxes	$804,078	$737,577	$(638,918)		$(430,913)		$137,716
Fixed charges	8,350,723	7,311,352	6,616,945		5,529,556		4,435,335

Earnings	$9,154,801	$8,048,929	$5,978,027		$5,098,643		$4,573,051

Fixed charges
Interest expense	$7,349,884	$6,354,744	$5,848,428		$4,919,059		$3,972,801
Estimated interest within rental expense	1,000,839	956,608	768,517		610,497		462,534

Fixed charges	$8,350,723	$7,311,352	$6,616,945		$5,529,556		$4,435,335

Ratio of earnings to fixed charges	1.10	1.10		(1)		(1)	1.03

(1)	Calculation results in a deficiency in the ratio (i.e., less than one-to-one coverage). The deficiency in earnings to cover fixed charges was $430,913 for the year ended September 25, 2003, and $638,918 for the year ended September 25, 2004